Exhibit 10.6

BRIGHT HEALTH MANAGEMENT INC.

ANNUAL INCENTIVE PLAN

SECTION I.	ESTABLISHMENT AND PURPOSE

Bright Health Management Inc. (the “Company”) hereby establishes this Annual Incentive Plan (the “Plan”), effective January 1, 2020 through December 31, 2020. The Plan complements the Company’s compensation philosophy by providing market-competitive incentive compensation designed to reward employees for Company profitability, individual performance, and overall collaboration.

The incentive provided to a Participant under the Plan is termed an “Individual Incentive Award.” The Plan sets out the terms under which an Individual Incentive Award may be granted and payable to a Participant.

SECTION II.	DEFINITIONS

For purposes of the Plan, unless the context otherwise requires, the following terms have the meanings set out below:

2.1.	“Board” means the Board of Directors of the Company, as constituted from time to time.

2.2.	“Business Leader” means the Company-designated Business or Functional leader, or successor position, to whom the Participant reports, directly or indirectly.

2.3.	“Cause” means the Participant’s dishonesty, fraud, misappropriation of funds, theft, harassment, acts of violence, acts punishable by law, gross misconduct, misconduct as described in the Bright Health Employee Handbook.

2.4.	“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations or authoritative guidance promulgated thereunder, and any successor thereto.

2.5.	“Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 6.1.

2.6.	“Disabled” or “Disability,” with respect to an employee, means that the employee is unable to engage in any substantial gainful activity by reason of medically determinable physical or mental impairment that is expected to last for a continuous period of not less than 12 months.

2.7.	“Executive Leader” means a member of the Executive Leadership Team of the Company.

2.8.	“Fiscal Year” means the Company’s fiscal year, January 1st through December 31st.

2.9.	“Incentive Award Payment Date” means the date that the Incentive Award is paid. This date is after end of the Fiscal Year in which the Individual Incentive Award is granted, but no later than the 15th day of March of that year.

2.10.	“Individual Incentive Award” means the amount that may be awarded to a Participant, as a lump sum cash award.

CONFIDENTIAL

2.11.	“Participant,” with respect to an Individual Incentive Award, means an employee to whom the Individual Incentive Award has been granted. In order to be granted an Individual Incentive Award the employee must satisfy all of the eligibility requirements set out in Section III.

2.12.	“Termination of Employment” means the voluntary or involuntary end of the employment relationship between a Participant and the Company (and all related entities).

SECTION III.	ELIGIBILITY

3.1.	Eligibility Requirements. An employee must satisfy the following requirements in order to be granted an Individual Incentive Award:

(a)	Minimum Service. The employee must have been employed by the Company for at least two consecutive months ending on the last day of the Fiscal Year in which the Individual Incentive Award is granted.

(b)	Employment. To be eligible to be granted an Individual Incentive Award, the employee must have been employed by the Company continuously until the Incentive Award Payment Date.

(c)	Exception for Death or Disability. An employee who otherwise satisfies the eligibility requirements but fails to satisfy the employment requirement solely due to the employee’s death or Disability and meets the eligibility requirements in Section 3.1 (a) will nevertheless be eligible to be granted an Individual Incentive Award.

3.2.	Termination of Employment for Cause. Notwithstanding anything in the Plan to the contrary, in no event will a Participant be entitled to receive any Individual Incentive Award if the Participant has a termination of employment due to Cause.

SECTION IV.	INDIVIDUAL INCENTIVE AWARDS

A participant’s Individual Incentive Award for a Fiscal Year, if any, is completely discretionary based on individual, team and Company performance results, and are subject to the eligibility requirements set forth in the Plan. Individual Incentive Awards are prorated for time employed during the Fiscal Year.

The Business Leader, with the approval of an Executive Leader and the CEO, will determine the amount of the Individual Incentive Award, if any, granted to an employee for a Fiscal Year. Executive Leader Individual Incentive Awards, including the CEO, will be approved by the Board of Directors.

SECTION V.	PAYMENT OF AWARDS

5.1	Time and Form of Payment

Individual Incentive Awards will be paid as lump sum cash awards on the Incentive Award Payment Date.

5.2	Death or Disability

If, after the Fiscal Year but before the Incentive Award Payment Date, a Participant becomes Disabled or dies, the Participant’s entire Individual Incentive Award will be paid on the Incentive Award Payment Date. Payment of an Award following a Participant’s death shall be made to the Participant’s designated beneficiary, surviving spouse or estate.

CONFIDENTIAL

SECTION VI.	ADMINISTRATION

6.1	Administration by the Committee; Decisions Binding

The Plan will be interpreted and administered by the Committee, which shall consist of at least two members appointed by the Board. The actions of the Committee will be final and binding on all persons, including the Participants and any Beneficiary, and will be given the maximum deference permitted by law.

6.2	Authority of the Committee

The Committee, in its sole discretion, will have the power, subject to, and within the limitations of, the express provisions of the Plan to:

(a)	Determine from time to time which employees of the Company will be designated as eligible to participate in the Plan and the terms under which they will be entitled to participate;

(b)	Establish, change and adjust, in its sole discretion, an eligible employee’s Individual Incentive Award; and

(c)	Interpret all Plan provisions and decide all disputes concerning eligibility and payment under the Plan.

6.3	Delegation by the Committee

The Committee may delegate its powers and responsibilities under the Plan to one or more officers of the Company.

SECTION VII.	GENERAL PROVISIONS

7.1	Amendment and Termination of the Plan

The Plan may be terminated, modified, amended, or changed at any time for any reason by the Committee, provided however, that no payments under this Plan will be made except as may be allowable by Section 409A of the Code and other applicable law.

7.2	Funding

The Plan will be funded out of the Company’s general assets. No provision of the Plan will require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. No Participant or Beneficiary will have a right under the Plan other than as an unsecured general creditor of the Company.

CONFIDENTIAL

7.3	No Guarantee of Future Service

Selection of an employee to participate under the Plan will not provide any guarantee or promise of continued employment with the Company (or any of its subsidiaries), and the Company (or any subsidiary employing the employee) retains the right to terminate the employment of any employee at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

7.4	No Right to Award

The Plan does not create a contractual obligation on the part of the Company to provide Individual Incentive Awards (except as specifically provided in the Plan) or other compensation. The grant or payment of an Individual Incentive Award in any Fiscal Year does not imply any entitlement to such grant or payment for any subsequent Fiscal Year.

7.5	Tax Withholding/Social Charges

The Company has the power and the right to deduct or withhold an amount sufficient to satisfy all Federal, state, local taxes (including social charges) that the Company reasonably determines is required to be withheld with respect to any Individual Incentive Award made under the Plan.

7.6	Compliance with Section 409A

Notwithstanding anything in the Plan to the contrary, Individual Incentive Awards are intended to be exempt from the requirements of Section 409A of the Code as “short term deferral,” and in the event that any Individual Incentive Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan and any Individual Incentive Award shall be construed and administered to give full effect to such intention. Notwithstanding anything in the Plan to the contrary, the Company makes no guarantee of any tax result with respect to the payments hereunder, and each Participant is fully responsible for all individual income and employment taxes owed upon any payment made to the Participant.

7.7	No Assignment or Transfer

To the maximum extent permitted by law, a Participant’s right or benefits under this Plan will not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void. No right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

7.8	Governing Law and Jurisdiction

The Plan and each Individual Incentive Award made under and/or in accordance with the Plan, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Internal Revenue Code or other laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to any principles of conflicts of laws. Any legal proceeding regarding controversies, disputes, and claims arising hereunder shall be submitted to the state courts located in Hennepin County, State of Minnesota or the United States District Court for the District of Minnesota sitting in Hennepin County, State of Minnesota.

7.10	Successors and Assigns

The Plan will be binding upon and will inure to the benefit of the Company and its successor(s) and assign(s).

CONFIDENTIAL

This Bright Health Management Inc. Annual Incentive Plan is adopted by an authorized officer of the Company effective as of the 15 day of Oct., 2020.

By:	/s/ Keith Nelsen

Name:	Keith Nelsen

Title:	General Counsel

CONFIDENTIAL